Issuer Free Writing Prospectus, dated April 18, 2016

Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended

Supplementing the Preliminary Prospectus Supplement, dated April 18, 2016

Registration No. 333-203439

AutoZone, Inc.

Final Term Sheet

Dated: April 18, 2016

Issuer:	AutoZone, Inc.

Trade Date:	April 18, 2016

Settlement Date:	April 21, 2016 (T+3)

Ratings:	Baa1 / BBB / BBB*
(Moody’s / S&P / Fitch)

	$250,000,000 1.625% SENIOR	$400,000,000 3.125% SENIOR
	NOTES DUE 2019 (the “2019	NOTES DUE 2026 (the “2026
	NOTES”)	NOTES”)

Principal Amount:	$250,000,000	$400,000,000

Maturity:	April 21, 2019	April 21, 2026

Interest Payment Dates:	April 21 and October 21 of each year,	April 21 and October 21 of each year,
	commencing on October 21, 2016	commencing on October 21, 2016

Interest Payment Record	April 6 and October 6 of each year	April 6 and October 6 of each year
Dates:

Benchmark Treasury:	UST 0.875% due April 15, 2019	UST 1.625% due February 15, 2026

Benchmark Treasury Price /	99-29 3⁄4 / 0.899%	98-20 / 1.778%
Yield:

Spread to Benchmark	+ 75 basis points	+ 135 basis points
Treasury:

Yield to Maturity:	1.649%	3.128%

Coupon (Interest Rate):	1.625%	3.125%

Price to Public:	99.930%	99.974%

Optional Redemption Provision:	The 2019 Notes will be redeemable at our option at any time in whole or in part. If the 2019 Notes are redeemed the redemption price will equal the greater of (i) 100% of the principal amount of the 2019 Notes to be redeemed and (ii) the present value of the remaining scheduled payments of principal and interest on the 2019 Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted at the Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement), plus 15 basis points	The 2026 Notes will be redeemable at our option at any time in whole or in part. If the 2026 Notes are redeemed before January 21, 2026 (three months prior to the maturity date of the 2026 Notes), the redemption price will equal the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed and (ii) the present value of the remaining scheduled payments of principal and interest on the 2026 Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted at the Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement), plus 25 basis points. If the 2026 Notes are redeemed on or after January 21, 2026 (three months prior to the maturity date of the 2026 Notes), the redemption price for the 2026 Notes will equal 100% of the principal amount of the 2026 Notes to be redeemed. The redemption price for the 2026 Notes will include accrued and unpaid interest on the 2026 Notes being redeemed to the date of redemption.

Change of Control:	The occurrence of a Change of Control Triggering Event (as defined in the Preliminary Prospectus Supplement) will require AutoZone, Inc., to repurchase the 2019 Notes for cash at a price equal to 101% of the principal amount together with accrued and unpaid interest, if any, to the date of repurchase.	The occurrence of a Change of Control Triggering Event (as defined in the Preliminary Prospectus Supplement) will require AutoZone, Inc., to repurchase the 2026 Notes for cash at a price equal to 101% of the principal amount together with accrued and unpaid interest, if any, to the date of repurchase.

CUSIP/ISIN:	053332 AU6 / US053332AU69	053332 AT9 / US053332AT96

Joint Book-Running	Barclays Capital Inc.	Barclays Capital Inc.
Managers:	Merrill Lynch, Pierce, Fenner & Smith	Merrill Lynch, Pierce, Fenner & Smith
	Incorporated	Incorporated
	SunTrust Robinson Humphrey, Inc.	SunTrust Robinson Humphrey, Inc.

Senior Co-Managers:	Wells Fargo Securities, LLC	Wells Fargo Securities, LLC
	J.P. Morgan Securities LLC	J.P. Morgan Securities LLC
	U.S. Bancorp Investments, Inc.	U.S. Bancorp Investments, Inc.

Co-Managers:	Guggenheim Securities, LLC	Guggenheim Securities, LLC
	Deutsche Bank Securities Inc.	Deutsche Bank Securities Inc.
	Fifth Third Securities, Inc.	Fifth Third Securities, Inc.
	KeyBanc Capital Markets Inc.	KeyBanc Capital Markets Inc.
	Mitsubishi UFJ Securities (USA), Inc.	Mitsubishi UFJ Securities (USA), Inc.
	Mizuho Securities USA Inc.	Mizuho Securities USA Inc.
	PNC Capital Markets LLC	PNC Capital Markets LLC
	Regions Securities LLC	Regions Securities LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, toll free, Barclays Capital Inc. at (888) 603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 or SunTrust Robinson Humphrey at (800) 685-4786.